©2025 Leifras Co., Ltd. Strictly Confidential Investor Presentation February 2025 Issuer Free Writing Prospectus dated February 24, 2025 Filed Pursuant to Rule 433 of the Securities Act of 1933, as amended Relating to Preliminary Prospectus dated February 19, 2025 Registration Statement No. 333 - 283712 Proposed Nasdaq Ticker: LFS YC0 YC1 WW2

©2025 Leifras Co., Ltd. Strictly Confidential 2 L egal Disclaimer This free writing prospectus relates to the proposed public offering of the American depositary shares (the “ADSs”) representing the ordinary shares (“Ordinary Shares” or individually, an “Ordinary Share”) of Leifras Co . , Ltd . (“we”, “us”, or “our”) and should be read together with the Registration Statement on Form F - 1 , (File No . 333 - 283712 ) (the “Registration Statement”), we filed with the U . S . Securities and Exchange Commission (the “SEC”) for the offering to which this presentation relates . The Registration Statement has not yet become effective . Before you invest, you should read the preliminary prospectus included in the Registration Statement (including the risk factors described therein) and other documents we have filed with the SEC in their entirety for more complete information about us and the offering . You may get these documents for free by visiting EDGAR on the SEC website at http : //www . sec . gov . The preliminary prospectus, dated February 19 , 2025 is available on SEC Website at : https : //www . sec . gov/Archives/edgar/data/ 2030277 / 000182912625001094 /leifras_f 1 a 2 . htm . You may also request a copy of the preliminary prospectus and the final prospectus (when available) from the representatives of the underwriters in this offering by contacting Kingswood Capital Partners, LLC, 126 E 56 th Street, Suite 22 S, New York, NY 10022 , in writing or via email at ttian@kingswoodus . com, or by contacting us via email at IR@leifras . co . jp . This presentation shall not constitute an offer to sell, or the solicitation of an offer to buy, nor will there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of such state or jurisdiction . The offering will only be made by means of the Registration Statement of which the preliminary prospectus forms a part . All information included in this presentation is as of the date of the preliminary prospectus dated February 19 , 2025 , unless otherwise stated . YC0 YC1 YC2

©2025 Leifras Co., Ltd. Strictly Confidential 3 This presentation contains forward - looking statements that reflect our current expectations and views of future events, all of which are subject to risks and uncertainties . Forward - looking statements give our current expectations or forecasts of future events . You can identify these statements by the fact that they do not relate strictly to historical or current facts . You can find many (but not all) of these statements by the use of words such as “approximates,” “believes,” “hopes,” “expects,” “anticipates,” “estimates,” “projects,” “intends,” “plans,” “will,” “would,” “should,” “could,” “may” or other similar expressions in this presentation . These statements are likely to address our growth strategy, financial results and product and development programs . You must carefully consider any such statements and should understand that many factors could cause actual results to differ from our forward - looking statements . These factors may include inaccurate assumptions and a broad variety of other risks and uncertainties, including some that are known and some that are not . No forward - looking statement can be guaranteed and actual future results may vary materially . Factors that could cause actual results to differ from those discussed in the forward - looking statements include, but are not limited to : assumptions about our future financial and operating results, including revenue, income, expenditures, cash balances, and other financial items ; our ability to execute our growth, and expansion, including our ability to meet our goals ; current and future economic and political conditions ; our capital requirements and our ability to raise any additional financing which we may require ; our ability to attract customers and further enhance our brand recognition ; our ability to hire and retain qualified management personnel and key employees in order to enable us to develop our business ; trends and competition in the sports instruction services industry and the social support services industry ; and other assumptions described in this presentation underlying or relating to any forward - looking statements . We describe certain material risks, uncertainties and assumptions that could affect our business, including our financial condition and results of operations, under “Risk Factors” in the Registration Statement . We base our forward - looking statements on our management’s beliefs and assumptions based on information available to our management at the time the statements are made . We caution you that actual outcomes and results may, and are likely to, differ materially from what is expressed, implied or forecast by our forward - looking statements . Accordingly, you should be careful about relying on any forward - looking statements . Except as required under the federal securities laws, we do not have any intention or obligation to update publicly any forward - looking statements after the distribution of this presentation, whether as a result of new information, future events, changes in assumptions, or otherwise . The forward - looking statements made in this presentation relate only to events or information as of the date on which the statements are made in this presentation . Except as required by law, we undertake no obligation to update or revise publicly any forward - looking statements, whether as a result of new information, future events, or otherwise, after the date on which the statements are made or to reflect the occurrence of unanticipated events . You should read this presentation and the documents that we refer to in this presentation and have filed as exhibits to the Registration Statement completely and with the understanding that our actual future results may be materially different from what we expect . Forward - looking Statements

©2025 Leifras Co., Ltd. Strictly Confidential 4 Offering Summary Proposed Exchange/Ticker Offering Type Security Expected Offering Size Expected Offering Amount Expected Offering Price Shares Outstanding Pre - Offering Underwriter Issuer Leifras Co., Ltd. NASDAQ Capital Market / LFS Initial Public Offering Kingswood Capital Partners, LLC 1,600,000 ADSs (not including 15% overallotment option) ＄ 8,000,000 ＄ 4.00 to ＄ 5.00 per ADS 24,910,619 Ordinary Shares ADS with each ADS representing one Ordinary Share Use of Proceeds - 39.1% for investing in full - time human resources - 21.1% for expanding our sports school business, including securing sports facilities and hiring part - time school assistance - 8.5% for expanding our social business, including hiring part - time personnels for our social business - 31.3% for other working capital uses See offering documents for further risks and disclosures . There is no guarantee that any specific outcome will be achieved . Investments may be speculative, illiquid and there is a risk of loss . Past performance is not indicative of future results .

©2025 Leifras Co., Ltd. Strictly Confidential 5 Market and Growth Strategy Industry and Market Opportunity Growth Plan Agenda Introduction Company Introduction Our Leadership Team Investment Highlights and Positioning Investment Highlights Positioning Segmentation and Service Lines Financial Information Revenue Operating Income Net Cash Flow Ⅰ Ⅲ Ⅳ Introducing Leifras Ⅰ Ⅱ See offering documents for further risks and disclosures . There is no guarantee that any specific outcome will be achieved . Investments may be speculative, illiquid and there is a risk of loss . Past performance is not indicative of future results .

©2025 Leifras Co., Ltd. Strictly Confidential 6 Company Mission Creating Value for Children: Enabling children to lead more fulfilling and abundant lives. Creating Value for Society: 1) Through our programs, preparing children to take on future leadership roles 2) Improve significant shortage of club activity advisors ©2025 Leifras Co., Ltd. See offering documents for further risks and disclosures . There is no guarantee that any specific outcome will be achieved . Investments may be speculative, illiquid and there is a risk of loss . Past performance is not indicative of future results .

©2025 Leifras Co., Ltd. Strictly Confidential 7 76% 24% Introducing Leifras Tokyo, Japan Headquarters We are a growing sports education company that has expanded into regions all over Japan. USD 66M +21%YoY* FY23 Revenue Operating >4,500 schools >65,000 Sports school members Supporting >1,500 schools Operating in 87% of Japan's prefectures (41 of Japan's 47 prefectures) Revenues in 2023 *YoY growth is based on JPY. JPY is the functional and reporting currency. USD figures are based on JPY to USD ¥140.92=$1.00. See offering documents for further risks and disclosures . There is no guarantee that any specific outcome will be achieved . Investments may be speculative, illiquid and there is a risk of loss . Past performance is not indicative of future results .

©2025 Leifras Co., Ltd. Strictly Confidential 8 Our Leadership Team Leifras Management Team Kiyotaka Ito CEO Takamichi Kon Director Hitoshi Kawabata Director Daisuke Miyamoto Director Michio Nagatsu CFO • Founder • Over 23 years at Leifras • 37 years dedicated to education businesses • Previously, owner of a professional basketball team • Over 37 years in corporate finance and corporate functions • Rich experience in financial leadership at publicly listed companies in the U.S. and Japan • Head of Social Action Division • Over 18 years at Leifras • Dedicated career in the education business • Over 7 years experience as a director • Head of Supporting Division • Over 21 years at Leifras • Over 5 years experience as a corporate auditor and an internal auditor • Director since July 2023 with holding several managerial positions • Over 10 years at Leifras • 23 years dedicated to sports business • Obtained athletic trainer degree in 2001 Experienced management team with industry experience See offering documents for further risks and disclosures . There is no guarantee that any specific outcome will be achieved . Investments may be speculative, illiquid and there is a risk of loss . Past performance is not indicative of future results .

©2025 Leifras Co., Ltd. Strictly Confidential 9 Our Leadership Team (continued) Independent Directors Audit and Supervisory Committee Nomination Committee Compensation and Corporate Governance Committee ✓ ✓ ✓ ✓ ✓ ✓ ✓ ✓ ✓ Mitsunobu Kawaharada Over 37 years of experience as a banker, including as a managing executive officer Over 5 years of experience as a CEO of a real estate and consulting company Hisashi Ono Over 20 years of experience as CEO of a management consulting company Over 17 years of experience as an auditor Kazuko Ito Over 33 years of experience as a CEO at a consulting company Over 19 years of experience as CEO of a non - profit organization Mitsuharu Yazawa Over 32 years of experience as a banker Over 9 years of experience as head of asset management and planning at a trust bank Masakazu Arimori Over 13 years of experience as COO/CFO of airlines in Japan and overseas Over 6 years of experience as CFO of listed companies in Japan Kazutaka Nakatsuji Over 20 years of experience in accounting and auditing as a certified public accountant Over 13 years of experience as a tax accountant See offering documents for further risks and disclosures . There is no guarantee that any specific outcome will be achieved . Investments may be speculative, illiquid and there is a risk of loss . Past performance is not indicative of future results .

Leifras Investment Highlights

eifras
SPORTS & SOCIAL BUSINESS COMPANY
Strictly Confidential

Experienced Management Team

- Leadership, each with over 20 years of industry experience
- Founder with 35+ years in youth education
- Proven track record in strategic planning and business management

Full-Time Professional and Expert Coaches

- Employs primarily full-time coaches
- Strong coach retention rates: 92.2% (1H 2024)
- Over 20 years of experience in recruiting, training, and managing coaches

Strong Market Position and Rapid Growth

- One of the largest players in the sports instruction market
- Japan’s sports instructions market expects steady market growth.
- Steady membership growth with fee increases and continued room for growth

Financial Strength and Healthy Cash

- Strong operating income growth (Y23: $2.8M,+179.0%YoY*)
- Impressive net cash flow generated from operating activities (Y23: $4.8M, +68.9%YoY*)
- Healthy balance sheet with substantial cash

*YoY growth is based on JPY. JPY is the functional and reporting currency. USD figures are based on JPY to USD ¥140.92=$1.00.

©2025 Leifras Co., Ltd.

See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. Investments may be speculative, illiquid and there is a risk of loss. Past performance is not indicative of future results.

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©2025 Leifras Co., Ltd. Strictly Confidential 11 Our Leading Position in the Expanding Market Leifras stands out as the largest player in domestic sports schools and is benefitting from: 1) A steadily growing Sports Instruction Market 2) A rapidly expanding Social Support Services Market According to Tokyo Shoko Research : • Leifras ranked No. 1 sports school for # of members and # of schools . • Ranked No. 1 in school club support by # of commissioned schools . Steady growth in the sports instruction market Expanding the market by outsourcing school club activities to companies Japan’s Leader in Sports Schools Readily Growing Market See offering documents for further risks and disclosures . There is no guarantee that any specific outcome will be achieved . Investments may be speculative, illiquid and there is a risk of loss . Past performance is not indicative of future results .

Strictly Confidential

Business Segmentation and Services

Sports School Business

- We operate **>4,500 sports schools** for **13 different sports** e.g. soccer, baseball, basketball, etc.
- Target age: 3-15 years old
- The number of **members grew 9.5%**YoY to 65,337 as of June 30, 2024 with increasing revenue per member by 7.7%*

Over 4,500 schools in 41 prefectures.

Sports School Business Revenue (US$ M)


+20.5%
41.5
50.0
2022
2023

Social Business

School Club Management

- Provide coaches to manage children's club activities.
- We operate in 262 elementary schools in Nagoya.

After-school daycare service

- Supports children with disabilities or developmental characteristics through soccer therapy, promoting independence and improving life skills.

Social Business Revenue (US$ M)


+23.0%
13.0
16.0
2022
2023

*YoY growth is based on JPY. JPY is the functional and reporting currency. USD figures are based on JPY to USD ¥140.92=$1.00.

©2025 Leifras Co., Ltd.

See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. Investments may be speculative, illiquid and there is a risk of loss. Past performance is not indicative of future results.

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©2025 Leifras Co., Ltd. Strictly Confidential 13 Japan’s Sports Instruction Industry Growth The sports instruction services industry is a strong market. The market is growing steadily. Source: China Insights Consultancy Limited Strictly Confidential Market size of Sports Instruction service Industry in Japan 2023 - 2028E 4.2 4.9 2023 2028E US ＄ B Market Size 13 See offering documents for further risks and disclosures . There is no guarantee that any specific outcome will be achieved . Investments may be speculative, illiquid and there is a risk of loss . Past performance is not indicative of future results . ©2025 Leifras Co., Ltd.

©2025 Leifras Co., Ltd. Strictly Confidential 14 Market Size of the Social Support Services Industry in Japan Major types of businesses in the social support service industry include: school club outsourcing, daycare for children with disabilities, elderly health care, corporate event management, and others. This strong expansion is due in part to government support for school clubs. Under the sponsorship of the Japanese government, schools are beginning to partner with private companies to outsource club activities . Source: China Insights Consultancy Limited 259.3 559.7 2023 2028E US ＄ M Market Size Market size of Social Service Industry in Japan 2023 - 2028E 14 See offering documents for further risks and disclosures . There is no guarantee that any specific outcome will be achieved . Investments may be speculative, illiquid and there is a risk of loss . Past performance is not indicative of future results . ©2025 Leifras Co., Ltd.

©2025 Leifras Co., Ltd. Strictly Confidential 15 Global Opportunities and Strategies Exploring opportunities to expanding total addressable market For children not only in Japan but all over the world ＄ 4.2B Japan Total Asian Market $99 billion in Asia Exploring expansion through organic growth and M&A TAM for Japan's sports instruction services industry in 2023 Sports instruction services industry TAM in Asia in 2023 See offering documents for further risks and disclosures . There is no guarantee that any specific outcome will be achieved . Investments may be speculative, illiquid and there is a risk of loss . Past performance is not indicative of future results .

©2025 Leifras Co., Ltd. Strictly Confidential 16 Plans and Strategy for Growth » Expansion of coverage area » Increase average customer spending » Expand reach to junior high school students » Further expansion by taking advantage of current leading position. » The market is expected to expand further in the future, and a rapid increase in support for club activities is expected. » Nationwide expansion with the increase in number of facilities Sports School Business School Club Support Other Services (After - school Daycare Service) ©2025 Leifras Co., Ltd. See offering documents for further risks and disclosures . There is no guarantee that any specific outcome will be achieved . Investments may be speculative, illiquid and there is a risk of loss . Past performance is not indicative of future results .

©2025 Leifras Co., Ltd. Strictly Confidential 17 54,528 66,023 FY2022 FY2023 Financial Figures Net Income(US$ ‘000) Revenue (US$ ‘000) +21.1% See offering documents for further risks and disclosures . There is no guarantee that any specific outcome will be achieved . Investments may be speculative, illiquid and there is a risk of loss . Past performance is not indicative of future results . *YoY growth is based on JPY. JPY is the functional and reporting currency. FY2022 ＆ 2023 figures are based on JPY to USD ¥140.92=$1.00. HY2023 ＆ 2024 figures are based on JPY to USD ¥160.88=$1.00. 26,272 29,669 HY2023 (unaudited) HY2024 (unaudited) 1,243 1,740 FY2022 FY2023 266 266 HY2023 (unaudited) HY2024 (unaudited) +40.0% +40.0% +0.1%User0YC1User2 ICR3 ICR4 YC5 YC6

©2025 Leifras Co., Ltd. Strictly Confidential 18 Capital Allocation Approximately 69% of capital will be allocated to be invested in growth areas (including human capital) » 39.1 ％ for investing in full - time human resources » 21.1% for expanding our sports school business » 8.5% for expanding our social business Approximately 31 % will be allocated for operating capital for internal system costs to improve business efficiency and real estate - related costs for new business development. 69% 31% See offering documents for further risks and disclosures . There is no guarantee that any specific outcome will be achieved . Investments may be speculative, illiquid and there is a risk of loss . Past performance is not indicative of future results . Use of Proceeds

©2025 Leifras Co., Ltd. Strictly Confidential 19 Conclusion Experienced Management Team Full - Time Professional and Expert Coaches Strong Market Position and Rapid Growth Financial Strength and Healthy Cash ©2025 Leifras Co., Ltd. See offering documents for further risks and disclosures . There is no guarantee that any specific outcome will be achieved . Investments may be speculative, illiquid and there is a risk of loss . Past performance is not indicative of future results .User0User1

©2025 Leifras Co., Ltd. Strictly Confidential Contact Us Investor Relations IR@leifras.co.jp Underwriter banking@kingswoodus.com See offering documents for further risks and disclosures . There is no guarantee that any specific outcome will be achieved . Investments may be speculative, illiquid and there is a risk of loss . Past performance is not indicative of future results .